Exhibit 99.1

Daré Bioscience, Inc. to Present at the 2019 BIO CEO & Investor Conference
San Diego, Calif., February 5, 2019 – Daré Bioscience, Inc. (NASDAQ: DARE), a leader in women’s health innovation, today announced that Sabrina Johnson, President and Chief Executive Officer, will present at the 2019 BIO CEO & Investor Conference on Tuesday, February 12, 2019 at 9:45 a.m. Pacific Time. Ms. Johnson will present a Daré overview and provide an update on the Company’s new late-stage bacterial vaginosis program, DARE-BV1, a proprietary solution-to-gel formulation containing clindamycin, an antibiotic used to treat bacterial infections, as well as Daré’s mid-stage programs: Ovaprene®, a potential first-in-class hormone-free contraceptive solution; and Sildenafil Cream, 3.6%, a novel vaginally delivered formulation of sildenafil, the active ingredient in Viagra®, for the potential treatment of female sexual arousal disorder (FSAD). Ms. Johnson will also review Daré’s earlier stage programs, including DARE-HRT1, a potential first combination vaginal ring that would deliver both natural estradiol and natural progesterone together over 28 days to treat vasomotor symptoms (VMS) associated with menopause as part of a hormone replacement therapy regimen.
The presentation will be webcast live and may be accessed by visiting Daré’s website at http://ir.darebioscience.com. A replay of the webcast will be available for 10 business days.

About Daré Bioscience
Daré Bioscience is a clinical-stage biopharmaceutical company committed to the advancement of innovative products for women’s sexual health, vaginal health, fertility, and contraception. The company’s mission is to identify, develop and bring to market a portfolio of novel, differentiated therapies that expand treatment options, improve outcomes and facilitate convenience for women in the areas of contraception, vaginal health, sexual health, and fertility.
Daré’s product portfolio includes potential first-in-class candidates in clinical development: Ovaprene®, a non-hormonal, monthly contraceptive vaginal ring; and Sildenafil Cream, 3.6%, a potential treatment for female sexual arousal disorder utilizing the active ingredient in Viagra®, as well as a proprietary solution-to-gel formulation of clindamycin to treat bacterial vaginosis via a single application, DARE-BV1. To learn more about Daré’s full portfolio of women’s health product candidates, and mission to deliver novel therapies for women, please visit www.darebioscience.com.
Daré may announce material information about its finances, product candidates, clinical trials and other matters using its investor relations website (http://ir.darebioscience.com), SEC filings, press releases, public conference calls and webcasts. Daré uses these channels to communicate with its investors and the public about the company and other company-related matters. The information Daré posts on its investor relations website may be deemed to be material information. Daré encourages investors, the media, and others interested in the company to review the information Daré posts on its investor relations website.
Contacts:
Investors on behalf of Daré Bioscience, Inc.:
Alex Gray
Burns McClellan
agray@burnsmc.com
212-213-0006

OR

Media on behalf of Daré Bioscience, Inc.:
Amanda Guisbond
Canale Communications
amanda@canalecomm.com
781-405-8775

Source: Daré Bioscience